Free Writing Prospectus (To the Prospectus dated April 4, 2011, as supplemented by the prospectus supplement dated April 19, 2011)	Filed Pursuant to Rule 433 Registration Statement No. 333-173299 April 19, 2011

View Auction Buy Today! Information Price: 100.000 Yield: 2.50% Auction Information Auction Start: 4/19/2011 5:00 PM EDT Auction End: 4/27/2011 1:30 PM EDT Last Update: 4/19/2011 5:16:53 PM EDT Auction Status: Accepting Bids Bidding Information Number of Bidders: Number of Bids: Current Market-Clearing Price: 98.000 Current Market-Clearing Yield*: 4.575% Issue Information Security Type: Corporate Bonds Issue Type: Primary Coupon: 2.500% Maturity Date: 5/1/2012 Call Feature: Non-callable Settlement Date: 5/2/2011 First Interest Date: 11/1/2011 Int. Frequency: Semi-Annually Day Basis: 30/360 (359 days) Principal Offered:$ 1,500,000.00 Units Offered: 1500 Denomination:$ 1,000.00 Min. Price: 98.000 Max. Price: 102.000 Min. Yield: 0.487% Max. Yield: 4.575% Documents: Offering Documents Before submitting bids in this auction you must Register or Sign In. Zions Bancorporation Senior Note / 1 Year Corporates Note: This page will check for updates every minute.

Please direct questions regarding the website or bidding procedures to the Auction Administrator. You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time. * The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA/SIPC, a non-bank subsidiary of Zions Bank. Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer. Other Products | Contact Us | About Us | Site Map | Privacy Policy | Terms and Conditions

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Bidding Qualification Zions Bancorporation Senior Note / 1 Year Corporates PUBLIC_VIEW :: MY ACCOUNT | SIGN OUT | CONTACT US

I agree that the following contact information is correct:

Name: John Smith E-mail: john.smith@email.com Telephone: 212-121-2121

I have accessed or received the Offering Documents. I understand that the Corporate Notes that I am bidding for are securities and are not insured by the FDIC, are not deposits of any bank and may lose value. All securities are subject to investment risks, including possible loss of the principal invested. By participating in this auction, I declare that my investment objective(s), time horizon and risk tolerance allow for the purchase of the securities being offered. Furthermore, I authorize Zions Direct to update my investor profile, if needed, to align my profile with this purchase. I understand that Zions Direct is committed to conducting fair, open, and transparent auctions for the benefit of all participants. Zions Direct will not tolerate or conduct business with anyone who attempts to disrupt or manipulate the process for any auction. I agree that by participating in this auction I will not be engaging in any such attempt.

I DO NOT Agree

Please direct questions regarding the website or bidding procedures to the Auction Administrator. You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time. *The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits Securities products and services offered by Zions Direct, Member FINRA/SIPC, a non-bank subsidiary of Zions Bank. Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer. Other Products | Contact Us | About Us | Site Map | Privacy Policy | Terms and Conditions

Auctions View current auctions Results Archive View the results of completed auctions FDIC-Insured CDs Municipal Bonds Corporate Bonds US Agencies Stock Warrants Issuers University Learn more about our auctions Demos Practice bidding in our trial auctions Think My Account

PUBLIC_VIEW :: MY ACCOUNT | SIGN OUT | CONTACT US

Home » Auction #2906 Bid Page Auction Information Auction Start: 4/19/2011 5:00 PM EDT Auction End: 4/27/2011 1:30 PM EDT Last Update: 4/19/2011 5:20:55 PM EDT Auction Status: Accepting Bids Bidding Information Issue Information Security Type: Corporate Bonds Issue Type: Primary Coupon: 2.500% Maturity Date: 5/1/2012 Call Feature: Non-callableSettlement Date: 5/2/2011 First Interest Date: 11/1/2011 Int. Frequency: Semi-AnnuallyDay Basis: 30/360 (359 days) Principal Offered:$ 1,500,000.00 Units Offered: 1500 Denomination:$ 1,000.00 Min. Price: 98.000 Max. Price: 102.000 Min. Yield: 0.487% Max. Yield: 4.575% Documents: Offering Documents Buy Today! Information Price: 100.000 Yield: 2.50% PUBLIC_VIEW Current Market-Clearing Price: 98.000 Current Market-Clearing Yield*: 4.575% Units Price—OR—Yield Submitted” In the Money” Buy Today! 100.0002.500% The Buy Today! sale closes on 4/27 at 12:00 AM ET. Auction Bids 1% 2% 3% 4% 5 % Bid Limit: $ 1,000.00 Calculate/Refresh Submit Please direct questions regarding the website or bidding procedures to the Auction Administrator. You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time. *The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity. Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits Securities products and services offered by Zions Direct, Member FINRA/SIPC, a non-bank subsidiary of Zions Bank. Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer. Other Products | Contact Us | About Us | Site Map | Privacy Policy | Terms and Conditions Zions Bancorporation Senior Note / 1 Year Corporates Note: This page will check for updates every minute.

Auctions View current auctions Results Archive View the results of completed auctions FDIC-Insured CDs Municipal Bonds Corporate Bonds US Agencies Stock Warrants Issuers University Learn more about our auctions Demos Practice bidding in our trial auctions Think My Account

Home » Auction #2906

PUBLIC_VIEW :: MY ACCOUNT | SIGN OUT | CONTACT US

Please review and confirm the bids below Home » Auction #2906

Confirm Bid Submission

Zions Bancorporation Senior Note / 1 Year Corporates

Bidder Bid #Units @ Price Yield Max. Award Max. Amt. Due Status

PUBLIC_VIEW 1 1 @ 100.000 2.500% 1$ 1,000.00 NEW

Bid Limit: $ 1,000.00

I understand that I could win as many as 1 unit, at a total cost of up to $ 1,000.00.

Cancel Submit

Please direct questions regarding the website or bidding procedures to the Auction Administrator. You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time. *The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits Securities products and services offered by Zions Direct, Member FINRA/SIPC, a non-bank subsidiary of Zions Bank. Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer. Other Products | Contact Us | About Us | Site Map | Privacy Policy | Terms and Conditions